                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*

                          Actuate Software Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   00508B102
                                 (CUSIP Number)

                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]   Rule 13d-1(b)

        [_]   Rule 13d-1(c)

        [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                 Page 1 of 30
                           Exhibit Index on Page 28

----------------------                                   -----------------------
CUSIP NO. 00508B102                13 G                    Page 2 of 30 Pages
----------------------                                   -----------------------

---------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel IV L.P. ("A4")
                 Tax ID Number:
----------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)   [_]   (b)   [X]
----------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------------------------------------------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES               0 shares
        BENEFICIALLY   -----------------------------------------------------------------------------
       OWNED BY EACH     6     SHARED VOTING POWER
         REPORTING             See response to row 5.
          PERSON       -----------------------------------------------------------------------------
           WITH          7     SOLE DISPOSITIVE POWER
                               0 shares
                         ---------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
----------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                             0
----------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
----------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
----------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
----------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 3 of 30 Pages
----------------------                                   -----------------------

----------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel IV Associates L.P. ("A4A")
                 Tax ID Number:
----------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)   [_]   (b)   [X]
----------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------------------------------------------------------------------------------------
      NUMBER OF          5     SOLE VOTING POWER
       SHARES                  0 shares
     BENEFICIALLY    -------------------------------------------------------------------------------
     OWNED BY EACH       6     SHARED VOTING POWER
      REPORTING                See response to row 5.
       PERSON        -------------------------------------------------------------------------------
        WITH             7     SOLE DISPOSITIVE POWER
                               0 shares
                     -------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
----------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            0
----------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [_]
----------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
----------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
----------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 4 of 30 Pages
----------------------                                   -----------------------

----------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Keiretsu L.P. ("AK")
                 Tax ID Number:
----------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)   [_]   (b)   [X]
----------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------------------------------------------------------------------------------------
      NUMBER OF          5     SOLE VOTING POWER
       SHARES                  0 shares
     BENEFICIALLY    -------------------------------------------------------------------------------
    OWNED BY EACH        6     SHARED VOTING POWER
      REPORTING                See response to row 5.
       PERSON        -------------------------------------------------------------------------------
        WITH             7     SOLE DISPOSITIVE POWER
                               0 shares
                     -------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
----------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            0
----------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                          [_]
----------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
----------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
----------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 5 of 30 Pages
----------------------                                   -----------------------

----------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Partners & Co. Inc. ("AP&C")
                 Tax ID Number:
----------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)   [_]   (b)   [X]
----------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------------------------------------------------------------------------------------
      NUMBER OF          5     SOLE VOTING POWER
       SHARES                  2,987 shares, except that James W. Breyer ("Breyer"),
     BENEFICIALLY              Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
    OWNED BY EACH              ("Sednaoui ") and James R. Swartz ("Swartz"), the
      REPORTING                officers of AP&C, may be deemed to have shared power
       PERSON                  to vote these shares.
        WITH         -------------------------------------------------------------------------------
                         6     SHARED VOTING POWER
                               0 shares
                     -------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               2,987 shares, except that Breyer, Patterson,
                               Sednaoui and Swartz, the officers of AP&C, may be deemed
                               to have shared power to dispose of these shares.
                     -------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
----------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                               2,987
----------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
----------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
----------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   CO
----------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 6 of 30 Pages
----------------------                                   -----------------------

----------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Investors '93 L.P. ("AI93")
                 Tax ID Number:
----------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)   [_]   (b)   [X]
----------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------------------------------------------------------------------------------------
      NUMBER OF          5     SOLE VOTING POWER
       SHARES                  0 shares
     BENEFICIALLY    -------------------------------------------------------------------------------
    OWNED BY EACH        6     SHARED VOTING POWER
      REPORTING                See response to row 5.
       PERSON        -------------------------------------------------------------------------------
        WITH             7     SOLE DISPOSITIVE POWER
                               0 shares
                     -------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
----------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            0
----------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                           [_]
----------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
----------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
----------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 7 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel V L.P. ("A5")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)   [_]   (b)   [X]
----------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
     NUMBER OF           5     SOLE VOTING POWER
      SHARES                   22,576 shares, except that Accel V Associates L.L.C. ("A5A"),
    BENEFICIALLY               the general partner of A5, may be deemed to have sole
    OWNED BY EACH              power to vote these shares, and ACP Family Partnership
     REPORTING                 L.P. ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"),
      PERSON                   James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"),
       WITH                    Eugene D. Hill, III ("Hill"), Arthur C. Patterson
                               ("Patterson"), G. Carter Sednaoui ("Sednaoui"),
                               James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"),
                               the managing members of A5A, may be deemed to have
                               shared power to vote these shares.
                     -------------------------------------------------------------------------------
                         6     SHARED VOTING POWER
                               See response to row 5.
                     -------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               22,576 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP,
                               Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the
                               managing members of A5A, may be deemed to have shared power to dispose of these shares.
                     ----------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            22,576
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 8 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel V Associates L.L.C. ("A5A")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------

     NUMBER OF           5     SOLE VOTING POWER
      SHARES                   22,576 shares, all of which are directly owned by Accel V L.P. ("A5").
    BENEFICIALLY               Accel V Associates L.L.C. ("A5A"), the general partner of A5, may be
    OWNED BY EACH              deemed to have sole power to vote these shares, and ACP Family
     REPORTING                 Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
      PERSON                   James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
       WITH                    III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                               ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                               ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.

                     -----------------------------------------------------------------------------------
                         6     SHARED VOTING POWER
                               See response to row 5.
                     -----------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               22,576 shares, all of which are directly owned by A5.  A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson,
                               Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                     ----------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            22,576
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   OO
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 9 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Internet/Strategic Technology Fund L.P. ("AISTF")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
     NUMBER OF           5     SOLE VOTING POWER
      SHARES                   3,012 shares, except that Accel Internet/Strategic Technology Fund
    BENEFICIALLY               Associates L.L.C. ("AISTFA"), the general partner of AISTF, may be
   OWNED BY EACH               deemed to have sole power to vote these shares, and ACP Family
    REPORTING                  Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
     PERSON                    James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
      WITH                     III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                               ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                               ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                     ----------------------------------------------------------------------------------------------
                         6     SHARED VOTING POWER
                               See response to row 5.
                     ----------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               3,012 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP,
                               SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the
                               managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                     ----------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            3,012
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 10 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES               3,012 shares, all of which are owned by Accel Internet/Strategic
        BENEFICIALLY           Technology Fund L.P. ("AISTF").  AISTFA, the general partner of AISTF,
       OWNED BY EACH           may be deemed to have sole power to vote these shares, and ACP Family
         REPORTING             Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
          PERSON               James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
           WITH                III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                               ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                               ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.

                        ----------------------------------------------------------------------------
                         6     SHARED VOTING POWER
                               See response to row 5.
                        ----------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               3,012 shares, all of which are owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui,
                               Swartz and Wagner, the managing members of AISTF, may be deemed to have shared power to dispose of these shares.
                        ----------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            3,012
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   OO
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 11 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Accel Investors '96(B) L.P. ("AI96(B)")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES               12,788 shares, except that the Swartz Family Partnership L.P. ("SFP"),
        BENEFICIALLY           James W. Breyer ("Breyer"), Arthur C. Patterson ("Patterson"), G.
       OWNED BY EACH           Carter Sednaoui ("Sednaoui ") and James R. Swartz ("Swartz"), the
         REPORTING             general partners of AI96(B), may be deemed to have shared power to
          PERSON               vote these shares.
           WITH         -------------------------------------------------------------------------------------------
                         6     SHARED VOTING POWER
                               See response to row 5.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               12,788 shares, except that SFP, Breyer, Patterson, Sednaoui and
                               Swartz, the general partners of AI96(B), may be deemed to have shared power to dispose of these shares.
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            12,788
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 12 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 ACP Family Partnership L.P. ("ACPFP")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
------------------------------------------------------------------------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES               358,000 shares. Arthur C. Patterson ("Patterson") is the general
        BENEFICIALLY           partner of ACPFP and may be deemed to have sole power to vote the
       OWNED BY EACH           shares held by ACPFP.
         REPORTING      -------------------------------------------------------------------------------------------
          PERSON          6    SHARED VOTING POWER
           WITH                25,588 shares, of which 22,576 are directly owned by Accel V L.P.
                               ("A5") and 3,012 are directly owned by Accel Internet/Strategic
                               Technology Fund L.P. ("AISTF").  ACPFP is a managing member of Accel
                               V Associates L.L.C. ("A5A"), the general partner of A5, and a managing member of Accel Internet/Strategic Technology Fund
                               Associates L.L.C. ("AISTFA"), the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               358,000 shares. Patterson is the general partner of ACPFP and may be deemed to have sole power to dispose of the shares held by ACPFP.
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               25,588 shares, of which 22,576 are directly owned by A5 and 3,012 are directly owned by AISTF.  ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            383,588
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.7%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 13 of 30 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Ellmore C. Patterson Partners ("ECPP")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
         NUMBER OF       5     SOLE VOTING POWER
          SHARES               345,960 shares. Arthur C. Patterson ("Patterson") is the general
        BENEFICIALLY           partner of ECPP and may be deemed to have sole power to vote the
       OWNED BY EACH           shares held by ECPP.
         REPORTING      -------------------------------------------------------------------------------------------
          PERSON         6     SHARED VOTING POWER
           WITH                 0 shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               345,960 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            345,960
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.6%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 14 of 30 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Swartz Family Partnership L.P. ("SFP")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
        NUMBER OF        5     SOLE VOTING POWER
         SHARES                135,731 shares. James R. Swartz ("Swartz") is the general partner of
       BENEFICIALLY            SFP and may be deemed to have sole power to vote the shares held by
      OWNED BY EACH            SFP.
        REPORTING       -------------------------------------------------------------------------------------------
         PERSON          6     SHARED VOTING POWER
          WITH                 25,588 shares, of which 22,576 are directly owned by Accel V L.P.
                               ("A5") and 3,012 are directly owned by Accel Internet/Strategic
                               Technology Fund L.P. ("AISTF").  SFP is a managing member of Accel V
                               Associates L.L.C. ("A5A"), the general partner of A5, and a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                               ("AISTFA"), the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               135,731 shares. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of the shares held by SFP.
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               25,588 shares, of which 22,576 are directly owned by A5 and 3,012 are directly owned by AISTF.  SFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            161,319
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.3%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 15 of 30 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 James W. Breyer ("Breyer")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
        SHARES                 662,762 shares
      BENEFICIALLY      ------------------------------------------------------------------------------------------
     OWNED BY EACH       6     SHARED VOTING POWER
       REPORTING               41,363 shares, of which 22,576 are directly owned by Accel V L.P.
        PERSON                 ("A5"), 3,012 are directly owned by Accel Internet Strategic
         WITH                  Technology Fund L.P. ("AISTF"), 12,788 are directly owned by Accel
                               Investors '96(B) L.P. ("AI96(B)") and 2,987 are directly owned by
                               Accel Partners & Co. Inc. ("AP&C").  Breyer is an officer of AP&C, a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet Strategic
                               Technology Fund Associates L.L.C. ("AISTFA"), the general partner of
                               AISTF, and a general partner of AI96(B) and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               662,762 shares
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               41,363 shares, of which 22,576 are directly owned by A5, 3,012 are directly owned by AISTF, 12,788 are directly owned by AI96(B) and
                               2,987 are directly owned by AP&C.  Breyer is an officer of AP&C, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of
                               AI96(B) and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            704,125
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     1.2%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 16 of 30 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Luke B. Evnin ("Evnin")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
        NUMBER OF        5     SOLE VOTING POWER
         SHARES                125,565 shares
       BENEFICIALLY     -------------------------------------------------------------------------------------------
      OWNED BY EACH      6     SHARED VOTING POWER
       REPORTING               25,588 shares, of which 22,576 are directly owned by Accel V L.P.
        PERSON                 ("A5") and 3,012 are directly owned by Accel Internet Strategic
         WITH                  Technology Fund L.P. ("AISTF"). Evnin is a managing member of
                               Accel V Associates L.L.C. ("A5A"), the general
                               partner of A5 and a managing member of Accel Internet Strategic
                               Technology Fund Associates L.L.C. ("AISTFA"), the general partner of
                               AISTF and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               125,565 shares
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               25,588 shares, of which 22,576 are directly owned by A5 and 3,012 are directly owned by AISTF. Evnin is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            151,153
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.3%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 17 of 30 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Eugene D. Hill, III ("Hill")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
        NUMBER OF        5     SOLE VOTING POWER
         SHARES                21,602 shares
      BENEFICIALLY      -------------------------------------------------------------------------------------------
     OWNED BY EACH       6     SHARED VOTING POWER
       REPORTING               25,588 shares, of which 22,576 are directly owned by Accel V L.P.
         PERSON                ("A5") and 3,012 are directly owned by Accel Internet Strategic
          WITH                 Technology Fund L.P. ("AISTF"). Hill is a managing
                               member of Accel V Associates L.L.C. ("A5A"), the general partner of
                               A5 and a managing member of Accel Internet Strategic Technology Fund
                               Associates L.L.C. ("AISTFA"), the general partner of AISTF and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               21,602 shares
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               25,588 shares, of which 22,576 are directly owned by A5 and 3,012 are directly owned by AISTF. Hill is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            47,190
------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                               [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 18 of 30 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Paul H. Klingenstein ("Klingenstein")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
 3       SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
        SHARES                 294,711 shares
      BENEFICIALLY      -------------------------------------------------------------------------------------------
     OWNED BY EACH       6     SHARED VOTING POWER
       REPORTING               0 shares
        PERSON          -------------------------------------------------------------------------------------------
        WITH             7     SOLE DISPOSITIVE POWER
                               294,711 shares
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            294,711
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.5%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 19 of 30 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Arthur C. Patterson ("Patterson")
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
-------------------------------------------------------------------------------------------------------------------
        NUMBER OF        5     SOLE VOTING POWER
         SHARES                1,361,866 shares, of which 345,960 shares are directly owned by Ellmore
       BENEFICIALLY            C. Patterson Partners ("ECPP"), 358,000 shares are directly owned by ACP
      OWNED BY EACH            Family Partnership L.P. ("ACPFP") and 10,000 are shares issuable upon
        REPORTING              exercise of an option.  Patterson is the general partner of ECPP and
         PERSON                ACPFP and may be deemed to have sole power to vote these shares.
          WITH                -------------------------------------------------------------------------------------------
                         6     SHARED VOTING POWER
                               41,363 shares, of which 22,576 are directly owned by Accel V L.P.
                               ("A5"), 3,012 are directly owned by Accel Internet Strategic Technology
                               Fund L.P. ("AISTF"), 12,788 are directly owned by Accel Investors '96(B)
                               L.P. ("AI96(B)") and 2,987 are directly owned by Accel Partners & Co.
                               Inc. ("AP&C").  Patterson is an officer of AP&C, a managing member of
                               Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet Strategic Technology
                               Fund Associates L.L.C. ("AISTFA"), the general partner of AISTF, and a general partner of AI96(B) and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               1,361,866 shares, of which 345,960 shares are directly owned by ECPP,
                               358,000 shares are directly owned by ACPFP and 10,000 are shares issuable upon exercise of an option.  Patterson is the general partner of ECPP and ACPFP and may be deemed to have sole power to dispose of these shares.
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               41,363 shares, of which 22,576 are directly owned by A5, 3,012 are directly owned by AISTF, 12,788 are directly owned by AI96(B) and 2,987 are directly owned by AP&C.  Patterson is an officer of AP&C, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96(B) and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            1,403,229
--------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             2.5%
--------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
--------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 20 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 G. Carter Sednaoui ("Sednaoui")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
-------------------------------------------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
           NUMBER OF           44,648 shares
            SHARES      -------------------------------------------------------------------------------------------
         BENEFICIALLY    6     SHARED VOTING POWER
        OWNED BY EACH          41,363 shares, of which 22,576 are directly owned by Accel V L.P.
          REPORTING            ("A5"), 3,012 are directly owned by Accel Internet Strategic
           PERSON              Technology Fund L.P. ("AISTF"), 12,788 are directly owned by Accel
            WITH               Investors '96(B) L.P. ("AI96(B)") and 2,987 are directly owned by
                               Accel Partners & Co. Inc. ("AP&C"). Sednaoui is an officer of AP&C, a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet Strategic
                               Technology Fund Associates L.L.C. ("AISTFA"), the general partner of
                               AISTF, and a general partner of AI96(B) and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               44,648 shares
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               41,363 shares, of which 22,576 are directly owned by A5, 3,012 are directly owned by AISTF, 12,788 are directly owned by AI96(B) and
                               2,987 are directly owned by AP&C.  Sednaoui is an officer of AP&C, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of
                               AI96(B) and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            86,011
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
-----------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             0.2%
-----------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP NO. 00508B102                    13 G                Page 21 of 30 Pages
----------------------                                   -----------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 James R. Swartz ("Swartz")
                 Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
-------------------------------------------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF              555,315 shares, of which 135,731 are directly owned by Swartz Family
         SHARES                Partnership L.P. ("SFP").  Swartz is the general partner of SFP and
       BENEFICIALLY            may be deemed to have sole power to vote the shares.
      OWNED BY EACH     -------------------------------------------------------------------------------------------
        REPORTING        6     SHARED VOTING POWER
         PERSON                41,363 shares, of which 22,576 are directly owned by Accel V L.P.
          WITH                 ("A5"), 3,012 are directly owned by Accel Internet Strategic
                               Technology Fund L.P. ("AISTF"), 12,788 are directly owned by Accel
                               Investors '96(B) L.P. ("AI96(B)") and 2,987 are directly owned by
                               Accel Partners & Co. Inc. ("AP&C").  Swartz is an officer
                               of AP&C, a managing member of Accel V Associates L.L.C.
                               ("A5A"), the general partner of A5, a managing member of Accel
                               Internet Strategic Technology Fund Associates L.L.C. ("AISTFA"), the
                               general partner of AISTF, and a general partner of AI96(B) and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               555,315 shares, of which 135,731 shares are directly owned by SFP.
                               Swartz is the general partner of SFP and may be deemed to have sole power to dispose of the shares.
                        -------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               41,363 shares, of which 22,576 are directly owned by A5, 3,012 are directly owned by AISTF, 12,788 are directly owned by AI96(B) and
                               2,987 are directly owned by AP&C.  Swartz is an officer
                               of AP&C, a managing member of A5A, the general partner of
                               A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96(B) and may be deemed to have shared power to dispose of these shares.
-----------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            596,678
-----------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                              [_]
-----------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             1.0%
-----------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
-----------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     ---------------------
CUSIP NO. 00508B102                    13 G                  Page 22 of 30 Pages
----------------------                                     ---------------------

-----------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 J. Peter Wagner ("Wagner")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]   (b)   [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF              0  shares
         SHARES         ------------------------------------------------------------------------------------------
      BENEFICIALLY       6     SHARED VOTING POWER
     OWNED BY EACH             25,588 shares, of which 22,576 are directly owned by Accel V L.P.
       REPORTING               ("A5") and 3,012 are directly owned by Accel Internet Strategic
        PERSON                 Technology Fund L.P. ("AISTF").  Wagner is a managing member of Accel
         WITH                  V Associates L.L.C. ("A5A"), the general partner of A5 and a managing member of Accel Internet Strategic Technology Fund Associates L.L.C.
                               ("AISTFA"), the general partner of AISTF and may be deemed to have shared power to vote these shares.
                        -------------------------------------------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               0 shares
                        --------------------------------------------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               25,588 shares, of which 22,576 are directly owned by A5 and 3,012 are directly owned by AISTF.  Wagner is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
---------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            25,588
---------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                               [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                   IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).    NAME OF ISSUER
              --------------

              Actuate Software Corporation

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              -----------------------------------------------

              701 Gateway Blvd
              South San Francisco, CA 94080

ITEM 2(A).    NAME OF PERSONS FILING
              ----------------------

              This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '93 L.P., a Delaware limited partnership ("AI93"), Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Investors `96(B) L.P., a Delaware limited partnership ("AI96(B)"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, the ACP Family Partnership L.P. ("ACPFP"), a California limited partnership and a managing member of A5A and AISTF, the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, a managing member of A5A and a general partner of AI96(B), James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), Luke B. Evnin ("Evnin"), a general partner of A4A, a managing member of A5A, a managing member of AISTFA and a general partner of AI93, Eugene D. Hill, III ("Hill"), a general partner of A4A, a managing member of A5A and a managing member of AISTFA, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI93, Arthur C. Patterson ("Patterson"), a general partner of A4A, a general partner of ACPFP, a general partner of ECPP, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), James R. Swartz ("Swartz"), a general partner of A4A, a general partner of SFP, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), and J. Peter Wagner ("Wagner"), a managing member of A5A and a managing member of AISTFA. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

              A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. SFP, Breyer, Evnin Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI93 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI93. ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. SFP, Breyer, Patterson, Sednaoui and Swartz are general partners of AI96(B) and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96(B).

ITEM 2(B).    ADDRESS OF PRINCIPAL OFFICE
              ---------------------------

              The address for each of the Reporting Persons is:

              Accel Partners
              428 University Ave.
              Palo Alto, California  94301

ITEM 2(C)     CITIZENSHIP
              -----------

              A4, A4A, AK, AI93, A5, AISTF, AI96(B) , ECPP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. AP&C is a Delaware corporation. A5A and AISTFA are Delaware limited liability companies. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                     ---------------------------------------------

              Common Stock
              CUSIP # 00508B102

ITEM 3.       Not Applicable
              --------------

ITEM 4.       OWNERSHIP
              ---------

              The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                                                                   Page 25 of 30
                 (a)  Amount beneficially owned:
                      -------------------------

                      See Row 9 of cover page for each Reporting Person.

                 (b)  Percent of Class:
                      ----------------

                      See Row 11 of cover page for each Reporting Person.

                 (c)  Number of shares as to which such person has:
                      --------------------------------------------

                        (i)    Sole power to vote or to direct the vote:
                               ----------------------------------------

                               See Row 5 of cover page for each Reporting
                               Person.

                        (ii)   Shared power to vote or to direct the vote:
                               ------------------------------------------

                               See Row 6 of cover page for each Reporting
                               Person.

                        (iii)  Sole power to dispose or to direct the
                               --------------------------------------

                               disposition of:
                               --------------

                               See Row 7 of cover page for each Reporting
                               Person.

                        (iv)   Shared power to dispose or to direct the
                               ----------------------------------------

                               disposition of:
                               --------------

                               See Row 8 of cover page for each Reporting
                               Person.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              --------------------------------------------

              If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ---------------------------------------------------------------

              Under certain circumstances set forth in the partnership agreements of A4, A4A, AK, AI93, A5, AISTF, AI96(B), ACPFP, ECPP and SFP, the limited liability company agreements of A5A and AISTFA and the operating agreement of AP&C, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner, member or shareholder.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------

              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              ------------------------------------------------------------

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ---------------------------------------------------------

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              ------------------------------

              Not applicable

ITEM 10.      CERTIFICATION.
              -------------

              Not applicable

                                   SIGNATURES
                                   ----------

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct .

Date:  February 14, 2001

Entities:     Accel IV L.P.
              Accel IV Associates L.P.
              Accel Keiretsu L.P.
              Accel Investors '93 L.P.
              Accel Partners & Co. Inc.
              Accel V L.P.
              Accel V Associates L.L.C.
              Accel Internet/Strategic Technology Fund L.P.
              Accel Internet/Strategic Technology Associates Fund L.L.C..
              Accel Investors `96(B) L.P.
              ACP Family Partnership L.P.
              Ellmore C. Patterson Partners
              Swartz Family Partnership L.P.      By:  /s/ G. Carter Sednaoui
                                                     ---------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Paul H. Klingenstein
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner                     By:  /s/ G. Carter Sednaoui
                                                     ---------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed individuals

                                 EXHIBIT INDEX
                                 -------------


                                                                    Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                   29



Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         30